EMPLOYMENT AGREEMENT

                                     BETWEEN


                              THE TIREX CORPORATION
                            740 St. Maurice St. #201
                          Montreal (Qc) Canada H3C 1L5

                                       and


                            FRANCOIS LAFORTUNE, PH.D.
                 5755 Blv Payer, St. Hubert (Qc) Canada J3Y 1K4

                           (as of October 15th, 1997)



o        Full time position as of October 15th 1997

o        85,000$/year;

o        3 weeks paid holidays (1st year), 4 weeks 2nd and subsequent years;

o Conference, book + periodical subscription expenses (amounts to be discussed);

o        Laptop computer;

o Possibility of being involved in TCS-1 sales (target #1: Latin America, terms to be discussed);

o 60 day phase-out period in order to complete `non-Tirex' projects currently under way;

o 90 day notification of employment termination for each party, if deemed unavoidable;

o life + disability insurance (amounts, terms + potential coverage to be discussed, as soon as a program is implemented within the Company;

o        performance evaluation every 6 months


NOTE: Agreed with Terrence C. Byrne, CEO, in October 1997; effective ever since.